Exhibit 3.1

ARTICLE VII.

INDEMNIFICATION

The Corporation hereby indemnifies, to the fullest extent authorized or permitted by current or future legislation or judicial or administrative decision  against all fines, liabilities, costs and expenses, including attorney’s fees , any person made, or threatened to be made, a party to any action, suit or proceeding by reason of the fact that he or she (i) is or was a director of the Corporation; (ii) is or was serving at the request of the Corporation as a director of another corporation; (iii) is or was an officer of the Corporation, provided that he or she is or was at the time a director of the Corporation; or (iv) is or was serving at the request of the Corporation as an officer of another corporation, provided that he or she is or was at the time a director of the Corporation or a director of such other corporation, serving at the request of the Corporation. Unless otherwise expressly prohibited by the Florida Business Corporation Act, and except as otherwise provided in the foregoing sentence, the Board of Directors of the Corporation shall have the sole and exclusive discretion, on such terms and conditions as it shall determine, to indemnify, or advance expenses to, any person made, or threatened to be made, a party to any action, suit, or proceeding by reason of the fact that he or she is or was an officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as an officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.  The foregoing right of indemnification shall not be exclusive of other rights to which those seeking an indemnification may be entitled.  The Corporation may maintain insurance, at its expense, to protect itself and all officers and directors against fines, liabilities, costs and expenses, whether or not the Corporation would have the legal power to indemnify them directly against such liability.